EXHIBIT 99.1

AFFINITY GAMING REPRICES EXISTING $300 MILLION
TERM LOAN B AT REDUCED RATE

Las Vegas, NV, January 20, 2017 - Affinity Gaming (“Affinity” or “the Company”), a diversified casino gaming operator, today announced the successful repricing of its existing $300 million Term Loan B, which was originally issued when the Company refinanced its capital structure in July 2016. The transaction reduced the interest rate spread on the term loan by 50 basis points to Eurodollar rate +350 basis points.

Walter Bogumil, Chief Financial Officer of Affinity Gaming, commented, “Our ongoing successful execution on our strategic plan continues to drive improvements in our operating trajectory and momentum. Our ability to generate these improvements enabled us to successfully reprice our term loan just seven months after the refinancing of our capital structure.”

Credit Suisse, Fifth Third Bancorp and Citizens Bank N.A. acted as arrangers for the term loan repricing.

About Affinity Gaming
Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. The Company’s casino operations consist of 11 casinos, five of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming
Walter Bogumil
Chief Financial Officer, Affinity Gaming
(702) 341-2400
wbogumil@affinitygaming.com

Joseph Jaffoni, Richard Land, and Jim Leahy
JCIR (212) 835-8500
affinity@jcir.com

Forward-Looking Statements
Portions of this report may constitute “forward-looking statements” and assumptions underlying such forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 (the

“PSLRA”), Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any such forward-looking statements are made within the “safe-harbor” protections of the PSLRA, should not be relied upon as representing our views as of any subsequent date, and we are under no obligation to, and expressly disclaim any responsibility to, update or alter these forward-looking statements, whether as a result of new information, future events or otherwise. Factors that may affect the future results of Affinity are set forth in its filings with the Securities and Exchange Commission (the “SEC”), including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016.

The stockholders of Affinity and other readers are cautioned not to put undue reliance on any forward-looking statements, which reflect our current beliefs and are based on information available to us as of the date a forward-looking statement is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. In the event we do update any forward-looking statements, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important information regarding risks and factors that could cause actual results to differ materially from our forward-looking statements may appear in the Company’s SEC filings and reports, which are accessible at www.sec.gov, and which you are advised to consult.

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